Exhibit (a)(1)(A)

Offer to Purchase for Cash by

CIM Commercial Trust Corporation

of

Up to 10,000,000 Shares of its Common Stock

At a Purchase Price of $21.00 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME,
ON JUNE 13, 2016, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH TIME AND
DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

CIM Commercial Trust Corporation (the “Company,” “we,” “our” or “us”), a Maryland corporation and publicly traded  real estate investment trust (“REIT”), hereby offers to purchase for cash up to 10 million shares of its issued and outstanding common stock, par value $0.001 per share (“Common Stock”), at a price of $21.00 per share of Common Stock (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements thereto, collectively constitute the “Offer”.

The Offer will expire at 11:59 p.m., New York City time, on June 13, 2016, unless the Offer is extended or withdrawn. You may tender all or a portion of your shares of Common Stock. You also may choose not to tender any of your shares of Common Stock. To tender your shares of Common Stock, you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

Only shares of Common Stock properly tendered, and not properly withdrawn, will be eligible to be purchased. However, because of the proration provision described in this Offer to Purchase, all of the shares of Common Stock tendered may not be purchased if more than the number of shares of Common Stock we seek are properly tendered and not properly withdrawn. Shares of Common Stock tendered but not purchased pursuant to the Offer will be returned as promptly as practicable following the Expiration Date. See Section 3, “Procedures for Tendering Shares of Common Stock”, and Section 4, “Withdrawal Rights”.

We will not accept shares of Common Stock subject to conditional tenders, such as tenders conditioned on the acceptance of all shares of Common Stock tendered by a tendering stockholder. We are not offering to purchase, and will not accept, any fractional shares in the Offer. If any shares of Common Stock tendered are not purchased for any reason, the Letter of Transmittal with respect to such shares of Common Stock not purchased will be of no force or effect and shares of Common Stock tendered through the Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) system (pursuant to Section 3, “Procedures for Tendering Shares of Common Stock”) will be credited at our expense to the account maintained with DTC by the participant who delivered the shares of Common Stock.

We expressly reserve the right, in our sole discretion, to change the Purchase Price and/or to increase or decrease the number of shares of Common Stock sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of shares of Common Stock accepted for payment in the Offer by up to 2% of the outstanding shares of Common Stock without amending or extending the Offer. See Section 1, “Number of Shares of Common Stock; Purchase Price; Proration”, Section 3, “Procedures for Tendering Shares of Common Stock”, and Section 4, “Withdrawal Rights”.

As of May 10, 2016, we had 97,676,197 shares of Common Stock outstanding. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed, we will have 87,676,197 shares of Common Stock outstanding immediately following the purchase of shares of Common Stock tendered in the Offer (based on the number of shares of Common Stock outstanding as of May 10, 2016). The actual number of shares of Common Stock outstanding immediately following completion of the Offer will depend on the number of shares of Common Stock tendered and purchased in the Offer. See Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any shares of Common Stock, (b) to increase or decrease the number of shares of Common Stock sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) if any condition specified in Section 6, “Conditions of the Offer”, is not satisfied or waived prior to the Expiration Date, to terminate the Offer and not accept any shares of Common Stock for payment. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. See Section 1, “Number of Shares of Common Stock; Purchase Price; Proration”, Section 3, “Procedures for Tendering Shares of Common Stock”, and Section 4, “Withdrawal Rights”.

The Offer is not conditioned upon the receipt of financing or any minimum number of shares of Common Stock being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6, “Conditions of the Offer”.

Our shares of our Common Stock are listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “CMCT”. On May 13, 2016, the last trading day prior to the announcement of the Offer, the last reported sale price of the shares of Common Stock on NASDAQ was $18.33 per share. Tendering stockholders whose shares of Common Stock are accepted for payment will lose the opportunity to trade such shares of Common Stock and the chance to participate in any future market upside and future growth of the Company. The trading price of our shares of Common Stock on NASDAQ may be higher or lower than the Purchase Price. Stockholders are urged to obtain current market quotations for the Common Stock before deciding whether to tender their shares. See Section 7, “Price Range of Shares of Common Stock; Distributions”.

We intend to fund the aggregate Purchase Price for shares of Common Stock accepted for payment pursuant to the Offer, and related fees and expenses, from available cash and borrowings under our unsecured credit facility. See Section 8, “Source and Amount of Funds”.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE PAYING AGENT, THE DEPOSITARY, THE INFORMATION AGENT (EACH AS DEFINED HEREIN) OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN OR INCORPORATED BY REFERENCE INTO THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, INCLUDING SECTION 2, “PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OR PROPOSALS”. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

IF YOUR TENDERED SHARES OF COMMON STOCK ARE ACCEPTED AND YOU ARE A U.S. HOLDER (AS DEFINED IN SECTION 13, “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES”), THE RECEIPT OF CASH FOR YOUR TENDERED SHARES WILL BE A TAXABLE TRANSACTION FOR U.S. FEDERAL INCOME TAX PURPOSES AND GENERALLY WILL BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES EITHER AS A (A) SALE OR EXCHANGE OR (B) DISTRIBUTION IN RESPECT OF STOCK FROM THE COMPANY. IF YOU ARE A NON-U.S. HOLDER (AS DEFINED IN SECTION 13, “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES”), WE WILL WITHHOLD ON THE PAYMENT OF CASH FOR YOUR TENDERED SHARES. SEE SECTION 13, “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES”. WE URGE YOU TO CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER TO PURCHASE.

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NONE OF THE SEC, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE INTO THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to D.F. King & Co. Inc., the information agent for the Offer (the “Information Agent”), at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee and/or financial advisor for assistance concerning the Offer.

You may request copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the address and telephone numbers set forth below. The Information Agent will promptly furnish to stockholders copies of these materials at the Company’s expense.

The Information Agent for the Offer is:

D.F. King

D.F. King & Co., Inc.

48 Wall Street , 22nd Floor

New York, New York 10005

Email: infoagent@dfking.com

Stockholders may call toll free: (866) 406-2283

Banks and Brokers may call: (212) 493-3918

Offer to Purchase dated May 16, 2016

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IMPORTANT

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL OR IN THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE PAYING AGENT, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

If you want to tender all or a portion of your shares of Common Stock, you must do one of the following prior to 11:59 p.m., New York City time, on June 13, 2016, or any later time and date to which the Offer may be extended:

•                                          Holders Whose Shares of Common Stock are Held by Brokers: if your shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares of Common Stock for you according to the procedures described in Section 3, “Procedures for Tendering Shares of Common Stock”;

•                                          Registered Holders: if you hold shares of Common Stock in book-entry form as a registered holder in your own name, complete and sign a Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal) according to its instructions and deliver it (by regular mail, overnight courier or hand delivery), together with any required signature guarantees and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), at the address shown on the Letter of Transmittal; or

•                                          DTC Participants: if you are an institution participating in DTC, tender your shares of Common Stock according to the procedure for book-entry transfer through DTC’s ATOP system described in Section 3, “Procedures for Tendering Shares of Common Stock”.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares of Common Stock, it likely has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We urge you to contact such nominee to find out its deadline.

We recommend that you consult your broker, dealer, commercial bank, trust company or other nominee and/or your financial advisor to determine the status of your account and the best way to tender your shares of Common Stock. If you have any questions related to how that status impacts how you may tender your shares of Common Stock, please contact the Information Agent at the address and telephone numbers on the back cover page of this Offer to Purchase.

-iv-

Notwithstanding anything contained in this Offer to Purchase, the Letter of Transmittal or any other documents relating to the Offer, brokers, dealers, commercial banks, trust companies and other nominees and DTC participants are not required to, and should not, submit a written notice of withdrawal in connection with the withdrawal of any tender submitted through DTC’s ATOP system. DTC participants should submit any documentation required for processing through the ATOP system. All tenders and withdrawals through DTC’s ATOP system must be completed in accordance with the terms and conditions of the ATOP system.

If you want to tender your shares of Common Stock but you cannot comply with the procedure for book-entry transfer through DTC’s ATOP system by the Expiration Date or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, you may still tender your shares of Common Stock if you comply with the guaranteed delivery procedure described in Section 3, “Procedures for Tendering Shares of Common Stock”.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares of Common Stock pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, stockholders residing in such jurisdiction.

-v-

-vi-

SUMMARY TERM SHEET

We are providing this Summary Term Sheet for your convenience. This Summary Term Sheet highlights certain material information in this Offer to Purchase, but does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and any amendments or supplements thereto. We have included in this Summary Term Sheet references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this Summary Term Sheet.

Who is offering to purchase my shares of Common Stock?

CIM Commercial Trust Corporation, which we refer to as the “Company,” “we,” “our” or “us”.

What will be the purchase price for the shares of Common Stock and what will be the form of payment?

We are offering to purchase for cash up to 10 million shares of our common stock, par value $0.001 per share (“Common Stock”), at a price of $21.00 per share of Common Stock (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements thereto, collectively constitute the “Offer”. On the terms and subject to the conditions of the Offer (including the proration provision), as promptly as practicable following 11:59 p.m., New York City time, on June 13, 2016, unless the Offer is extended or withdrawn (such time and date, as they may be extended, the “Expiration Date”), we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their shares of Common Stock. See Section 1 “Number of Shares of Common Stock; Purchase Price; Proration”.

We will not accept shares of Common Stock subject to conditional tenders, such as tenders conditioned on the acceptance of all shares of Common Stock tendered by a tendering stockholder. We are not offering to purchase, and will not accept, any fractional shares in the Offer.

How many shares of Common Stock is the Company offering to purchase?

We are offering to purchase 10 million shares of Common Stock validly tendered in the Offer, or such fewer number of shares of Common Stock as are properly tendered and not properly withdrawn prior to the Expiration Date. Ten million shares of Common Stock represents approximately 10.24% of our outstanding Common Stock as of the date of this Offer to Purchase. See Section 1, “Number of Shares of Common Stock; Purchase Price; Proration”.

We expressly reserve the right, in our sole discretion, to change the Purchase Price and/or to increase or decrease the number of shares of Common Stock sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of shares of Common Stock accepted for payment in the Offer by up to 2% of the outstanding shares of Common Stock without amending or extending the Offer. See Section 1, “Number of Shares of Common Stock; Purchase Price; Proration”.

The Offer is not conditioned upon the receipt of financing or any minimum number of shares of Common Stock being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6, “Conditions of the Offer”.

When and how will the Company pay for my tendered shares of Common Stock that are accepted for payment pursuant to the Offer?

We will publicly announce the preliminary results of the Offer and any expected proration promptly after the Expiration Date, and we will publicly announce the final results of the Offer promptly after they are determined. In the event of proration, American Stock Transfer & Trust Company, LLC, the paying agent for the Offer (the “Paying Agent”), will determine the proration factor and pay for those tendered shares of Common Stock accepted for payment promptly after the final results are determined.

We will pay for shares of Common Stock accepted pursuant to the Offer by depositing the aggregate Purchase Price in cash, less any applicable withholding taxes and without interest, with the Paying Agent, which will act as your agent for the purpose of receiving payments from the Company and transmitting such payments to you. In all cases, payment for shares of Common Stock tendered and accepted for payment pursuant to the Offer will be made only after (a) timely receipt by American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), of a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), including any required signature guarantees, or an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures, and (b) solely with respect to tenders through the Automated Tender Offer Program (“ATOP”) procedures of The Depository Trust Company (“DTC”), a timely confirmation of the book-entry transfer of the shares of Common Stock into the Paying Agent’s account at DTC. See Section 3, “Procedures for Tendering Shares of Common Stock”, and Section 5, “Purchase of Shares of Common Stock and Payment of Purchase Price”.

We intend to fund the Purchase Price for shares of Common Stock accepted for payment pursuant to the Offer, and related fees and expenses, from available cash and borrowings under our unsecured credit facility. See Section 8, “Source and Amount of Funds”.

How long do I have to tender my shares of Common Stock?

You may tender your shares of Common Stock until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your shares of Common Stock, it likely has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We urge you to contact such nominee to find out its deadline. See Section 1, “Number of Shares of Common Stock; Purchase Price; Proration”, and Section 3, “Procedures for Tendering Shares of Common Stock”.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer, in our sole discretion, at any time, subject to applicable laws. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares of Common Stock that have been tendered. We can also amend or terminate the Offer under certain circumstances. See Section 6, “Conditions of the Offer”, and Section 14, “Extension of the Offer; Termination; Amendment”.

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, we will issue a press release announcing the extension and the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We will promptly announce any other amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 14, “Extension of the Offer; Termination; Amendment”.

What is the purpose of the Offer?

In considering the Offer, our board of directors (the “Board of Directors”) reviewed a broad range of factors, including our results of operations, financial condition, capital requirements, general business conditions, and strategy.  Further, the Board of Directors considered our two primary goals of (a) consistently growing our net asset value (“NAV”) and cash flows per share through acquiring, owning and operating Class A and creative office investments in vibrant and improving urban communities throughout the United States and (b) providing liquidity to our stockholders at prices reflecting the NAV and cash flow prospects of the Company.  Following such review, our Board of Directors determined that the Offer is a prudent use of our financial resources and represents an appropriate balance between delivering liquidity to our stockholders at a price that reflects the NAV and cash flow prospects of the Company, on the one hand, and continuing to grow our NAV and cash flows per share, on the other hand.  The Offer provides stockholders with an opportunity to obtain liquidity with respect to a portion of their shares without the usual transaction costs associated with market sales. Stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

Consistent with our two primary goals of (a) consistently growing our NAV and cash flows per share through acquiring owning and operating Class A and creative office investments in vibrant and improving urban communities throughout the United States and (b) providing liquidity to our stockholders at prices reflecting the NAV and cash flow prospects of the Company, following completion of the Offer, we may repurchase additional shares of our Common Stock from time to time. These purchases may be made through additional tender offers, on the open market or through privately-negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to stockholders than the terms of this Offer. See Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”. However, Rule 13e-4(f)(6)(i) of the Exchange Act prohibits the Company and our affiliates from purchasing any shares of Common Stock, other than pursuant to the Offer, until at least 10 business days following the Expiration Date.

What are the conditions to the Offer?

Our obligation to accept for payment and pay for shares of Common Stock tendered in the Offer depends upon a number of conditions that must be satisfied or waived (to the extent permitted by law) on or prior to the Expiration Date, including that:

•                                          no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by the Company of some or all of the shares of Common Stock pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain damages in respect of the Offer, (2) seeks to make the purchase of, or payment for, some or all of the shares of Common Stock pursuant to the Offer illegal or may prohibit, restrict or delay our ability to accept for payment or pay for some or all of the shares of Common Stock, (3) otherwise, in our reasonable judgment, could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates, or (4) otherwise, in our reasonable judgment, could reasonably be expected to adversely affect us or any of our subsidiaries or affiliates or the value of our shares of Common Stock;

•                                          our acceptance for payment for, purchase of or payment for any shares of Common Stock tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•                                          no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or the Company or any of our subsidiaries by any court, other tribunal, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval, waiver or other action of any such court, other tribunal, agency, authority or body may be required in connection with the Offer or the purchase of shares of Common Stock thereunder and which has not been obtained or taken, as applicable, (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares of Common Stock pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer, (3) is reasonably likely to delay or restrict our ability, or render us unable, to accept for payment or pay for some or all the shares of Common Stock to be purchased pursuant to the Offer, (4) materially impairs, in our reasonable judgment, the contemplated benefits of the Offer to us, (5) seeks to impose limitations on our or our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, our affiliates’ right to vote their shares of Common Stock on all matters validly presented to our stockholders, or (6) otherwise could reasonably be expected to materially adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects or any of our subsidiaries or affiliates;

•                                          no general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of commercial banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency, authority or body on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by commercial banks or other lending institutions in the United States (or if existing at the time of commencement of the Offer, a material worsening thereof) shall have occurred;

•                                          no commencement or escalation, on or after the date of the Offer, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly or indirectly involving the United States or any other jurisdiction in which we or any of our subsidiaries maintains an office or conducts business (or if existing at the time of commencement of the Offer, a material worsening thereof) shall have occurred;

•                                          no change, condition, event or development, or any condition, event or development involving a prospective change, in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company and our subsidiaries, taken as a whole, on the value of or trading in the shares of Common Stock, on our ability to consummate the Offer or on the benefits of the Offer to the Company (or if existing at the time of commencement of the Offer, a material worsening thereof), shall have occurred;

•                                          no change, condition, event or development (including any act of nature or man-made disaster), or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the Company and our subsidiaries, taken as a whole, on the value of or trading in the shares of Common Stock, on our ability to consummate the Offer or on the benefits of the Offer to the Company (or if existing at the time of commencement of the Offer, a material worsening thereof), shall have occurred;

•                                          no decrease or increase of more than 10% in the market price for the shares of Common Stock or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date, shall have occurred;

•                                          no tender or exchange offer for any or all of the outstanding shares of Common Stock (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed after the date of this Offer to Purchase, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction;

•                                          no approval, permit, authorization, favorable review, consent or waiver of or filing with any domestic or foreign governmental or regulatory authority, agency or body, or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to the Company in our reasonable judgment;

•                                          we shall not have determined that the consummation of the Offer and the purchase of the shares of Common Stock pursuant to the Offer is likely, in our reasonable judgment, to cause the shares of Common Stock to be (1) held of record by less than 300 persons, (2) delisted from NASDAQ, or, (3) eligible for deregistration under the Exchange Act; or

•                                          we shall not have determined, in our reasonable judgment, that the consummation of the Offer or the purchase of shares of Common Stock from any stockholder could jeopardize our qualification and taxation as a real estate investment trust for U.S. federal income tax purposes.

The Offer is subject to these conditions, which are described in greater detail in Section 6, “Conditions of the Offer”. Each of these conditions is for our sole benefit and may be asserted or waived by the Company, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. The Offer is not conditioned on the receipt of financing or any minimum number of shares of Common Stock being tendered.

How do I tender my shares of Common Stock?

If you want to tender all or a portion of your shares of Common Stock, you must do one of the following prior to the Expiration Date:

•                                          Holders Whose Shares of Common Stock are Held by Brokers: if your shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have it tender your shares for you;

•                                          Registered Holders: if you hold shares of Common Stock in book-entry form as a registered holder in your own name, complete and sign a Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal) according to its instructions, including any required signature guarantees, and deliver it (by regular mail, overnight courier or hand delivery) and any other documents required by the Letter of Transmittal to the Depositary at the address shown on the Letter of Transmittal; or

•                                          DTC Participants: if you are an institution participating in DTC, tender your shares of Common Stock according to the procedure for book-entry transfer through DTC’s ATOP system described in Section 3, “Procedures for Tendering Shares of Common Stock”.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares of Common Stock, it likely has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We urge you to contact such nominee to find out its deadline.

We recommend that you consult your broker, dealer, commercial bank, trust company or other nominee and/or your financial advisor to determine the status of your account and the best way to tender your shares of Common Stock. If you have any questions related to how that status impacts how you may tender your shares of Common Stock, please contact the Information Agent at the address and telephone numbers on the back cover page of this Offer to Purchase.

If you want to tender your shares of Common Stock but you cannot comply with the procedure for book-entry transfer through DTC’s ATOP system by the Expiration Date or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, you may still tender your shares of Common Stock if you comply with the guaranteed delivery procedure described in Section 3, “Procedures for Tendering Shares of Common Stock”.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares of Common Stock will be deemed tendered only when all required documents are received by the Depositary (including by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

IF YOU WANT TO TENDER ALL OR A PORTION OF YOUR SHARES OF COMMON STOCK, YOU MUST DELIVER THE LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE (AS DEFINED BELOW) IN LIEU OF THE LETTER OF TRANSMITTAL, AND OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY. ANY DOCUMENTS DELIVERED TO THE COMPANY,  THE INFORMATION AGENT, DTC OR ANY OTHER PERSON WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

See Section 3, “Procedures for Tendering Shares of Common Stock”, and the instructions to the Letter of Transmittal.

Has the Board of Directors or the Company adopted a position on the Offer?

Although our Board of Directors has authorized the Offer, none of the Company, any member of our Board of Directors, the Paying Agent, the Depositary, the Information Agent (each as defined herein) or any of their respective affiliates has made, or is making, any recommendation to you as to whether to tender or refrain from tendering your shares of Common Stock. You must make your own decision as to whether to tender your shares and how many shares to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal, including Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”. You are urged to discuss your decision with your tax advisor, financial advisor and/or broker, dealer, commercial bank, trust company or other nominee.

Do the Company’s directors, executive officers or affiliates intend to tender their shares of Common Stock in the Offer?

None of our directors or executive officers intend to tender any of their shares of Common Stock in the Offer. We expect that Urban Partners II, LLC (“Urban II”), an affiliate of the Company and holder of 97.7% of the shares of Common Stock, will tender all of its holdings in the Offer.  See Section 10, “Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares of Common Stock”.

What happens if more than 10 million shares of Common Stock are tendered in the Offer?

Upon the terms and subject to the conditions of the Offer, if the number of shares of Common Stock properly tendered and not properly withdrawn prior to the Expiration Date would result in more than 10 million shares of Common Stock tendered in the Offer, we will purchase shares of Common Stock from all stockholders who properly tender shares of Common Stock and do not properly withdraw them prior to the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares of Common Stock, in an aggregate amount of 10 million shares of Common Stock.

See Section 1, “Number of Shares of Common Stock; Purchase Price; Proration”, Section 3, “Procedures for Tendering Shares of Common Stock”, and Section 4, “Withdrawal Rights”.

Because of the proration provision described above, it is possible that we will not purchase all of the shares of Common Stock that you tender.

Once I have tendered shares of Common Stock in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered shares of Common Stock at any time prior to the Expiration Date, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered shares of Common Stock for payment, you may withdraw your tendered shares of Common Stock at any time at or after 12:01 a.m., New York City time, on July 13, 2016. See Section 4, “Withdrawal Rights”.

How do I withdraw shares of Common Stock previously tendered?

To properly withdraw shares of Common Stock registered in book-entry form in your name (i.e., if you are a holder who is the record and beneficial owner of the shares of Common Stock), you must deliver (by regular mail, overnight courier, hand delivery or a manually signed facsimile transmission), prior to the Expiration Date, a properly completed and duly executed notice of withdrawal as discussed in more detail in Section 4, “Withdrawal Rights”. Some other requirements apply if your shares of Common Stock have been tendered under the procedure for book-entry transfer through DTC’s ATOP system set forth in Section 3, “Procedures for Tendering Shares of Common Stock”. If you have tendered your shares of Common Stock by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that entity to arrange for the timely withdrawal of your shares of Common Stock. See Section 4, “Withdrawal Rights”.

What will happen if I do not tender my shares of Common Stock?

Stockholders who do not participate in the Offer will retain their shares of Common Stock and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”.

How will the Offer affect the number of our shares of Common Stock outstanding and the number of record holders?

As of May 10, 2016, we had 97,676,197 shares of Common Stock outstanding. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed, we will have 87,676,197 shares of Common Stock outstanding immediately following the purchase of shares of Common Stock tendered in the Offer (based on the number of shares of Common Stock outstanding as of May 10, 2016). The actual number of shares of Common Stock outstanding immediately following completion of the Offer will depend on the number of shares of Common Stock tendered and purchased in the Offer. See Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”. We also expressly reserve the right, in our sole discretion, to purchase additional shares of Common Stock subject to applicable legal and regulatory requirements. See Section 1, “Number of Shares of Common Stock; Purchase Price; Proration”.

Furthermore, if any of our stockholders:

•                                          who hold shares of Common Stock in their own name as holders of record; or

•                                          who are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their shares of Common Stock in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”.

If the Company completes the Offer, stockholders who retain all or a disproportionate portion of their shares of Common Stock will have a greater percentage ownership in the Company and its future earnings and assets, while also bearing the attendant risks associated with owning shares of Common Stock. See Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all of the shares of Common Stock that you own to participate in the Offer.

What is the recent market price for the shares of Common Stock?

On May 13, 2016, the last full trading day before we commenced the Offer, the last reported sale price of the shares of Common Stock on NASDAQ was $18.33. Tendering stockholders whose shares of Common Stock are accepted for payment will lose the opportunity to trade such shares of Common Stock and the chance to participate in any future market upside and future growth of the Company. The trading price of our shares of Common Stock on NASDAQ may be higher or lower than the Purchase Price. Stockholders are urged to obtain current market quotations for the Common Stock before deciding whether to tender their shares. See Section 7, “Price Range of Shares of Common Stock; Distributions”.

Will I have to pay brokerage fees and commissions if I tender my shares of Common Stock?

If you are a holder of record of your shares of Common Stock and you tender your shares of Common Stock directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares of Common Stock through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares of Common Stock on your behalf, that person may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3, “Procedures for Tendering Shares of Common Stock”.

What is the accounting treatment of the Offer?

The purchase of shares of Common Stock pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate Purchase Price of the shares of Common Stock we purchase and a corresponding increase in liabilities and/or reduction in total cash and cash equivalents depending on the source of funding. See Section 3, “Procedures for Tendering Shares of Common Stock”.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares of Common Stock as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares of Common Stock as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares of Common Stock tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for shares of Common Stock are subject to the satisfaction of certain conditions. See Section 6, “Conditions of the Offer”.

What are the material U.S. federal income tax consequences if I tender my shares of Common Stock?

The receipt of cash for your tendered shares of Common Stock will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company. We recommend that you consult with your tax advisor with respect to your particular situation. See Section 13, “Material U.S. Federal Income Tax Consequences”. Will I have to pay stock transfer tax if I tender my shares of Common Stock?

Generally, we will pay all stock transfer taxes unless payment is made to, or if shares of Common Stock not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5, “Purchase of Shares of Common Stock and Payment of Purchase Price”.

Following the Offer, will the Company continue as a public company?

Yes. The Offer is conditioned upon, among other things, our having determined in our reasonable judgment that the consummation of the Offer will not cause the shares of Common Stock to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 2 “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”, Section 6, “Conditions of the Offer”, and Section 11, “Effects of the Offer on the Market for Shares of Common Stock; Registration Under the Exchange Act”.

Whom do I contact if I have questions about the Offer?

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of this Offer to Purchase. You may request copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the address and telephone numbers on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee and/or financial advisor for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this Offer to Purchase and the documents incorporated by reference herein may be considered forward-looking statements. These statements include the plans and objectives of management for future operations, including plans and objectives relating to future growth of our business and availability of funds. Such forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “might,” “believe,” “anticipate,” “estimate,” “could,” “would” “continue,” “pursue,” or “should” or the negative thereof or other variations or similar words or phrases. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements expressed or implied in this Offer and the documents incorporated by reference herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements expressed or implied herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made. We do not undertake to update them to reflect changes that occur after the date they are made, except to the extent required by applicable securities laws.

You should carefully consider the risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, before you make a decision with respect to the Offer, along with the following factors that could cause actual results to vary from our forward-looking statements:

•                                          our ability to complete the Offer;

•                                          the price at which the shares of Common Stock trade on NASDAQ, which may be higher or lower than the Purchase Price; and

•                                          the price and time at which we may make additional repurchases of shares of Common Stock following completion of the Offer, the number of shares of Common Stock acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases.

INTRODUCTION

To the Stockholders of CIM Commercial Trust Corporation:

CIM Commercial Trust Corporation (the “Company,” “we,” “our” or “us”) invites its stockholders to tender their shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”, we are offering to purchase up to 10 million shares of Common Stock at a price of $21.00 per share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest.

The Offer will expire at 11:59 p.m., New York City time, on June 13, 2016, unless the Offer is extended or withdrawn (such time and date, as they may be extended, the “Expiration Date”). You may tender all or a portion of your shares of Common Stock. You also may choose not to tender any of your shares of Common Stock. To tender your shares of Common Stock, you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

Only shares of Common Stock properly tendered, and not properly withdrawn, will be eligible to be purchased. However, because of  the proration provision described in this Offer to Purchase, all of the shares of Common Stock tendered may not be purchased if more than the number of shares of Common Stock we seek are properly tendered and not properly withdrawn. Shares of Common Stock tendered but not purchased pursuant to the Offer will be returned as promptly as practicable following the Expiration Date. See Section 3, “Procedures for Tendering Shares of Common Stock”; and Section 4, “Withdrawal Rights”.

We will not accept shares of Common Stock subject to conditional tenders, such as tenders conditioned on the acceptance of all shares of Common Stock tendered by a tendering stockholder. We are not offering to purchase, and will not accept, any fractional shares in the Offer.

Subject to the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any shares of Common Stock, (b) to increase or decrease the number of shares of Common Stock sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) if any condition specified in Section 6, “Conditions of the Offer”, is not satisfied or waived prior to the Expiration Date, to terminate the Offer and not accept any shares of Common Stock for payment. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with Rule 13e-4(e)(3) under the Exchange Act. See Section 1, “Number of Shares of Common Stock; Purchase Price; Proration”, Section 3, “Procedures for Tendering Shares of Common Stock”, and Section 4, “Withdrawal Rights”.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES OF COMMON STOCK BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 6 “CONDITIONS OF THE OFFER”.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE PAYING AGENT, THE DEPOSITARY, THE INFORMATION AGENT (EACH AS DEFINED HEREIN) OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN OR INCORPORATED BY REFERENCE INTO THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, INCLUDING SECTION 2, “PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OR PROPOSALS”. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Upon the terms and subject to the conditions of the Offer, if the number of shares of Common Stock properly tendered and not properly withdrawn prior to the Expiration Date would result in more than 10 million shares of Common Stock tendered in the Offer, we will purchase shares of Common Stock from all stockholders who properly tender shares of Common Stock and do not properly withdraw them prior to the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares of Common Stock, until we have purchased 10 million shares of Common Stock.

See Section 1, “Number of Shares of Common Stock; Purchase Price; Proration”, Section 3, “Procedures for Tendering Shares of Common Stock”, and Section 4, “Withdrawal Rights”.

Because of the proration provision described above, it is possible that we will not purchase all of the shares of Common Stock that you tender.

The Purchase Price will be paid in cash, less any applicable withholding taxes and without interest, to tendering stockholders for all shares of Common Stock purchased. Tendering stockholders who hold shares of Common Stock in book-entry form registered in their own name and who tender their shares of Common Stock directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares of Common Stock by the Company pursuant to the Offer. See Section 5, “Purchase of Shares of Common Stock and Payment of Purchase Price”. Stockholders holding shares of Common Stock in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominee to determine whether any charges may apply if shares are tendered through such nominee and not directly to the Depositary. See Section 3, “Procedures for Tendering Shares of Common Stock”.

Also, any tendering stockholder or other payee who fails to timely complete, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding tax on the gross proceeds paid to such tendering stockholder or other payee pursuant to the Offer. See Section 3 “Procedures for Tendering Shares of Common Stock”. Also, see Section 13, “Material U.S. Federal Income Tax Consequences,” regarding the material U.S. federal income tax consequences of the Offer.

We will pay the reasonable and customary fees of, and expenses incurred in connection with the Offer by, American Stock Transfer & Trust Company, LLC, the Depositary and paying agent for the Offer (the “Paying Agent”), and D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”) See Section 15, “Fees and Expenses”.

Our shares of our Common Stock are listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “CMCT”. As of May 10, 2016, we had 97,676,197 shares of Common Stock outstanding. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed, we will have 87,676,197 shares of Common Stock outstanding immediately following the purchase of shares of Common Stock tendered in the Offer (based on the number of shares of Common Stock outstanding as of May 10, 2016).

On May 13, 2016, the last full trading day before we commenced the Offer, the last reported sale price of the shares of Common Stock on NASDAQ was $18.33. Tendering stockholders whose shares of Common Stock are accepted for payment will lose the opportunity to trade such shares of Common Stock and the chance to participate in any future market upside and future growth of the Company. The trading price of our shares of Common Stock on NASDAQ may be higher or lower than the Purchase Price. Stockholders are urged to obtain current market quotations for the Common Stock before deciding whether to tender their shares. See Section 7, “Price Range of Shares of Common Stock; Distributions”.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America.

The Offer to Purchase and related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.                                      Number of Shares of Common Stock; Purchase Price; Proration

General. We are offering to purchase for cash up to 10 million shares of our Common Stock at the Purchase Price of $21.00 per share of Common Stock, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in this Offer.

The Offer will expire on the Expiration Date, unless the Offer is extended or withdrawn. You may tender all or a portion of your shares of Common Stock. You also may choose not to tender any of your shares of Common Stock. To tender your shares of Common Stock you must follow the procedures described in the Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

Only shares of Common Stock properly tendered, and not properly withdrawn, will be purchased. However, because of the proration provision of the Offer, all of the shares of Common Stock tendered will not be purchased if more than 10 million shares of Common Stock are properly tendered and not properly withdrawn. All shares of Common Stock tendered and not purchased in the Offer, including shares of Common Stock not purchased because of proration, will be returned to the tendering stockholders as described in Section 3, “Procedures for Tendering Shares of Common Stock”.

We will not accept shares of Common Stock subject to conditional tenders, such as tenders conditioned on the acceptance of all shares of Common Stock tendered by a tendering stockholder. We are not offering to purchase, and will not accept, any fractional shares in the Offer.

If we (i) increase or decrease the price at which we are offering to purchase shares of Common Stock, (ii) increase the maximum number of shares of Common Stock that we may purchase in the Offer by more than 2% of our outstanding shares of Common Stock or (iii) decrease the number of shares of Common Stock that we may purchase in the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 14, “Extension of the Offer; Termination; Amendment”.

Shares of Common Stock acquired pursuant to the Offer will be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims and restrictions whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares of Common Stock to stockholders of record on or prior to the date on which the shares of Common Stock are accepted for payment pursuant to the Offer shall be for the account of such stockholders.

The Offer is not conditioned upon the receipt of financing or any minimum number of shares of Common Stock being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6, “Conditions of the Offer”.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of shares of Common Stock properly tendered and not properly withdrawn prior to the Expiration Date would result in more than 10 million shares of Common Stock tendered in the Offer, we will purchase all other shares of Common Stock properly tendered and not properly withdrawn, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares of Common Stock, as described below, until we have purchased 10 million shares of Common Stock.

If a tender is conditioned upon the purchase of a specified number of shares of Common Stock or any other condition, none of those shares of Common Stock will be purchased.

Proration. Subject to adjustment to avoid the purchase of fractional shares of Common Stock, proration for each stockholder tendering shares of Common Stock will be based on the ratio of the number of shares of Common Stock properly tendered and not properly withdrawn by the stockholder to the total number of shares of Common Stock properly tendered and not properly withdrawn by all stockholders. We will publicly announce the preliminary results of the Offer, including any expected proration, promptly after the Expiration Date, and we will publicly announce the final results of the Offer promptly after they are determined. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their broker, dealer, commercial bank, trust company or other nominee. In the event of proration, the Paying Agent will determine the proration factor and pay for those tendered shares of Common Stock accepted for payment promptly after the final results of proration are determined.

2.                                      Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals

Purpose of the Offer

In considering the Offer, our board of directors (the “Board of Directors”) reviewed a broad range of factors, including our results of operations, financial condition, capital requirements, general business conditions, and strategy.  Further, the Board of Directors considered our two primary goals of (a) consistently growing our net asset value (“NAV”) and cash flows per share through acquiring, owning and operating Class A and creative office investments in vibrant and improving urban communities throughout the United States and (b) providing liquidity to our stockholders at prices reflecting the NAV and cash flow prospects of the Company.  Following such review, our Board of Directors determined that the Offer is a prudent use of our financial resources and represents an appropriate balance between delivering liquidity to our stockholders at a price that reflects the NAV and cash flow prospects of the Company, on the one hand, and continuing to grow our NAV and cash flows per share, on the other hand.  The Offer provides stockholders with an opportunity to obtain liquidity with respect to a portion of their shares without the usual transaction costs associated with market sales. Stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE PAYING AGENT, THE DEPOSITARY, THE INFORMATION AGENT (EACH AS DEFINED HEREIN) OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN OR INCORPORATED BY REFERENCE INTO THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, INCLUDING SECTION 2, “PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OR PROPOSALS”. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Certain Effects of the Offer

As of May 10, 2016, we had 97,676,197 shares of Common Stock outstanding. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed, we will have 87,676,197 shares of Common Stock outstanding immediately following the purchase of shares of Common Stock tendered in the Offer (based on the number of shares outstanding as of May 10, 2016).

Stockholders who do not tender their shares of Common Stock in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares of Common Stock or proration will continue to be owners of the Company. Stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their shares of Common Stock in the Offer. If the Company completes the Offer, stockholders who retain all or a disproportionate portion of their shares of Common Stock will have a greater percentage ownership in the Company and its future earnings and assets, while also bearing the attendant risks associated with owning shares of Common Stock.

Stockholders may be able to sell non-tendered shares of Common Stock in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which stockholders may be able to sell shares of Common Stock in the future. On the other hand, tendering stockholders whose shares of Common Stock are accepted for payment will lose the opportunity to trade such shares of Common Stock and the chance to participate in any future market upside and future growth of the Company.

The purchase of shares of Common Stock pursuant to the Offer will reduce our “public float” (the number of shares of Common Stock owned by non-affiliated stockholders and available for trading in the securities markets) and may reduce the number of our stockholders.

None of our directors or executive officers intend to tender any of their shares of Common Stock in the Offer. We expect that Urban II, an affiliate of the Company and holder of 97.7% of the shares of Common Stock, will tender all of its holdings in the Offer. See Section 10, “Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares of Common Stock”. After expiration or termination of the Offer, our directors, executive officers and affiliates may, subject to applicable law and applicable policies and practices of the Company, sell their shares of Common Stock from time to time at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

Based on the published guidelines of NASDAQ and the conditions of the Offer, we believe that our purchase of up to 10 million shares of Common Stock pursuant to the Offer will not result in delisting of the remaining shares of Common Stock on NASDAQ. The shares of Common Stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares of Common Stock pursuant to the Offer will not result in the deregistration of the shares of Common Stock under the Exchange Act. The Offer is conditioned upon, among other things, our having determined in our reasonable judgment that the consummation of the Offer will not cause the shares of Common Stock to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 6, “Conditions of the Offer”.

Shares of Common Stock we acquire pursuant to the Offer will be cancelled and will no longer be outstanding. Rule 13e-4(f)(6)(i) of the Exchange Act prohibits the Company and our affiliates from purchasing any shares of Common Stock, other than pursuant to the Offer, until at least 10 business days following the Expiration Date.

Plans or Proposals

Except for (i) our proposed offering of shares of the Company’s Series A Preferred Stock, $0.001 par value per share, and warrants to purchase shares of our Common Stock pursuant to the registration statement on Form S-11, filed with the SEC on April 22, 2016 (the “Preferred Offering”), (ii) as previous disclosed, our intent to employ leverage levels that are comparable to those of other commercial REITs engaged in business strategies similar to our own and (iii) except as disclosed or incorporated by reference into this Offer to Purchase, the Company currently has no plans, proposals or negotiations underway that relate to or would result in:

•                                          any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•                                          any purchase, sale or transfer of a material amount of assets of the Company or any of our subsidiaries;

•                                          any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company, except as set forth in Section 7, “Price Range of Shares of Common Stock; Distributions”;

•                                          any change in the present Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer;

•                                          any other material change in our corporate structure or business;

•                                          any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or, in the case of our shares of Common Stock, ceasing to be authorized for listing on NASDAQ;

•                                          the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•                                          the acquisition by any person of additional securities of the Company or the disposition by any person of securities of the Company, except as set forth in Section 10, “Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares of Common Stock”; or

•                                          any changes in our charter and bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Consistent with our two primary goals of (a) consistently growing our NAV and cash flows per share through acquiring owning and operating Class A and creative office investments in vibrant and improving urban communities throughout the United States and (b) providing liquidity to our stockholders at prices reflecting the NAV and cash flow prospects of the Company, following completion of the Offer, we may repurchase additional shares of our Common Stock from time to time. These purchases may be made through additional tender offers, on the open market or through privately-negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to stockholders than the terms of this Offer. See Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”. However, Rule 13e-4(f)(6)(i) of the Exchange Act prohibits the Company and our affiliates from purchasing any shares of Common Stock, other than pursuant to the Offer, until at least 10 business days following the Expiration Date.

3.                                      Procedures for Tendering Shares of Common Stock

Proper Tender of Shares of Common Stock by Registered Holders. If your shares of Common Stock are registered in book-entry form in your name (i.e., if you are a holder who is the record and beneficial owner of the shares of Common Stock), you may tender your shares in the Offer by delivering (by regular mail, overnight courier or hand delivery) a properly completed and duly executed Letter of Transmittal (or manually signed photocopy of the Letter of Transmittal), including any required signature guarantees, and any other required documents to the Depositary. These documents must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date. Stockholders holding their shares of Common Stock through a broker, dealer, commercial bank, trust company or other nominee must contact such nominee to tender their shares of Common Stock on their behalf.

Proper Tenders of Shares of Common Stock by Brokers, Dealers, Commercial Banks, Trust Companies or Other Nominees or DTC Participants. If you are a broker, dealer, commercial bank, trust company or other nominee tendering shares of Common Stock on behalf of your client or an institution participating in DTC, you may tender shares of Common Stock in the Offer by:

•                                          delivering (by regular mail, overnight courier or hand delivery) a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), including any required signature guarantees, and any other required documents to the Depositary, which must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date; or

•                                          if you are a DTC participant, following the procedures set forth below under “Book-Entry Delivery” prior to the Expiration Date.

Stockholders holding shares of Common Stock in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact such nominee in order to tender their shares of Common Stock. Those stockholders are urged to consult such nominee to determine whether any charges may apply if shares are tendered through such nominee and not directly to the Depositary.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•                                          the Letter of Transmittal is signed by the registered holder of the shares of Common Stock tendered and the holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” in the Letter of Transmittal; or

•                                          shares of Common Stock are tendered for the account of a commercial bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares of Common Stock tendered and accepted for payment pursuant to the Offer will be made only after:

•                                          timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), including any required signature guarantees, or an Agent’s Message (as defined below) in lieu of a Letter of Transmittal, and any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures; and

•                                          solely with respect to tenders through DTC’s ATOP system, a timely confirmation of the book-entry transfer of the shares of Common Stock into the Paying Agent’s account at DTC as described below.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares of Common Stock will be deemed tendered only when all required documents are received by the Depositary (including by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

IF YOU WANT TO TENDER ALL OR A PORTION OF YOUR SHARES OF COMMON STOCK, YOU MUST DELIVER THE LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY. ANY DOCUMENTS DELIVERED TO THE COMPANY, THE INFORMATION AGENT, DTC OR ANY OTHER PERSON WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery. The Paying Agent will establish an account with respect to the shares of Common Stock for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares of Common Stock by causing DTC to transfer those shares into the Paying Agent’s account in accordance with DTC’s ATOP system. Although delivery of shares of Common Stock may be effected through a book-entry transfer into the Paying Agent’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), with any required signature guarantees, or an Agent’s Message (as defined below) in lieu of a Letter of Transmittal, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if the procedures for book-entry transfer through DTC’s ATOP system cannot be completed on a timely basis or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date.

The confirmation of a book-entry transfer of shares of Common Stock into the Paying Agent’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation”. Delivery of documents to DTC will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares of Common Stock through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against that participant.

Guaranteed Delivery. If a stockholder desires to tender shares of Common Stock in the Offer and the procedures for book-entry transfer through DTC’s ATOP system cannot be completed on a timely basis or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the shares of Common Stock may still be tendered if all of the following conditions are satisfied:

•                                          the tender is made by or through an Eligible Institution;

•                                          the Depositary receives by hand, mail or overnight courier, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•                                          (i) a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Transmittal, and (ii) solely with respect to tenders through DTC’s ATOP system, confirmation of book-entry transfer of the shares of Common Stock into the Paying Agent’s account at DTC are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent or their broker, dealer, commercial bank, trust company or other nominee and/or their financial advisors for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

Return of Unpurchased or Withdrawn Shares of Common Stock. All shares of Common Stock tendered and not purchased, including all shares not purchased due to proration, and all shares properly withdrawn prior to the Expiration Date will be credited at our expense to the registered holder’s book-entry account with the transfer agent or, for shares held through a DTC participant, to the account maintained with DTC by the participant who delivered the shares of Common Stock as promptly as practicable after the Expiration Date, the termination of the Offer or the proper withdrawals of Common Stock, as applicable.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 28%, unless a stockholder that holds shares of Common Stock:

•                                          provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and certifies, under penalties of perjury, that he, she or it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules; or

•                                          is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against the stockholder’s U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the stockholder provides the required information to the Internal Revenue Service (the “IRS”). A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. To prevent backup U.S. federal income tax withholding on cash payable in the Offer, each stockholder should provide the applicable withholding agent with his, her or its correct taxpayer identification number and certify that he, she or it is not subject to backup U.S. federal income tax withholding by completing the IRS Form W-9 included in the Letter of Transmittal. Foreign stockholders should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 of the Letter of Transmittal.

Accounting Treatment. The purchase of shares of Common Stock pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate Purchase Price of the shares of Common Stock we purchase and a corresponding increase in liabilities and/or reduction in total cash and cash equivalents depending on the source of funding.

Determination of Validity; Rejection of Shares of Common Stock; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares of Common Stock to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares of Common Stock will be determined by the Company, in its sole discretion, and such determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if the Company’s determinations are challenged by stockholders. The Company expressly reserves the absolute right to reject any or all tenders of any shares of Common Stock that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date with respect to all tendered shares of Common Stock in accordance with applicable law. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares of Common Stock, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. No tender of shares of Common Stock will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares of Common Stock. None of the Company, the Depositary, the Paying Agent, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares of Common Stock for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares of Common Stock are accepted by lot, such person has a “net long position” (i.e., more shares of Common Stock held in long positions than in short positions) in (1) a number of shares of Common Stock that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares of Common Stock for the purpose of tendering to the Company within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares of Common Stock (“Equivalent Securities”) that are equal to or greater than the number of shares of Common Stock tendered and, upon the acceptance of such tender, will acquire such shares of Common Stock by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares of Common Stock so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares of Common Stock made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to the Company that (i) such stockholder has a “net long position” in a number of shares of Common Stock or Equivalent Securities at least equal to the shares of Common Stock being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) such tender of shares of Common Stock complies with Rule 14e-4 promulgated under the Exchange Act. Our acceptance for payment of shares of Common Stock tendered in the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

4.                                      Withdrawal Rights

Shares of Common Stock tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless the Company has already accepted your tendered shares of Common Stock for payment, you may withdraw your tendered shares of Common Stock at any time at or after 12:01 a.m., New York City time, on July 13, 2016. Except as otherwise provided in this Section 4, tenders of shares of Common Stock pursuant to the Offer are irrevocable.

Withdrawals by Registered Holders. If your shares of Common Stock are registered in book-entry form in your name (i.e., if you are a holder who is the record and beneficial owner of the shares of Common Stock), for a withdrawal to be effective, the Depositary must receive (by regular mail, overnight courier, hand delivery or by a manually signed facsimile transmission), prior to the Expiration Date, a properly completed and duly executed notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Purchase. If you tendered your shares of Common Stock using more than one Letter of Transmittal, you may withdraw shares of Common Stock using either separate notices of withdrawal or a combined notice of withdrawal specifying the shares of Common Stock to be withdrawn. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock to be withdrawn, if different from the person who tendered the shares of Common Stock.

Withdrawals by Brokers, Dealers, Commercial Banks, Trust Companies or Other Nominees and DTC Participants. If you are a broker, dealer, commercial bank, trust company or other nominee tendering shares of Common Stock on behalf of your client, for a withdrawal to be effective, the Depositary must receive (by regular mail, overnight courier, hand delivery or by a manually signed facsimile transmission), prior to the Expiration Date, a properly completed and duly executed notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Purchase. If you tendered your client’s shares of Common Stock using more than one Letter of Transmittal, you may withdraw shares of Common Stock using either separate notices of withdrawal or a combined notice of withdrawal specifying the shares of Common Stock to be withdrawn. Holders who tendered their shares of Common Stock to the Paying Agent through DTC’s ATOP system should electronically transmit their withdrawal through DTC’s ATOP system, subject to the terms and conditions of that system. Holders transmitting their withdrawal through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

Determination of Validity of Withdrawals. All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by the Company, in our sole discretion, and will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by stockholders. We reserve the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares of Common Stock by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of the Company, the Depositary, the Paying Agent, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares of Common Stock properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn shares of Common Stock may be re-tendered prior to the Expiration Date by following one of the procedures described in Section 3, “Procedures for Tendering Shares of Common Stock”.

If we extend the Offer, are delayed in our purchase of shares of Common Stock, or are unable to purchase shares of Common Stock pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Paying Agent and the Depositary may, subject to applicable law, retain tendered shares of Common Stock on our behalf, and such shares of Common Stock may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

Our reservation of the right to delay payment for shares of Common Stock that we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) promulgated under the Exchange Act, which require that we must pay the consideration offered or return the shares of Common Stock tendered promptly after termination or withdrawal of the Offer.

5.                                      Purchase of Shares of Common Stock and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay for, and thereby purchase, shares of Common Stock properly tendered and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased shares of Common Stock, that are properly tendered and not properly withdrawn, subject to the proration provision of the Offer, only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of the shares of Common Stock for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay the per share Purchase Price of $21.00 for up to 10 million shares of Common Stock. In accordance with the rules of the SEC, we may increase the number of shares of Common Stock accepted for payment in the Offer by up to 2% of the outstanding shares of Common Stock without amending or extending the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share of Common Stock for all of the shares of Common Stock accepted for payment pursuant to the Offer as promptly as practicable after the Expiration Date. In all cases, payment for shares of Common Stock tendered and accepted for payment pursuant to the Offer will be made only after (a) timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), including any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures, and (b) solely with respect to tenders through DTC’s ATOP system, a timely confirmation of the book-entry transfer of the shares of Common Stock into the Paying Agent’s account at DTC. See Section 3, “Procedures for Tendering Shares of Common Stock”, and Section 5, “Purchase of Shares of Common Stock and Payment of Purchase Price”.

We will pay for shares of Common Stock accepted pursuant to the Offer by depositing the aggregate Purchase Price in cash, less any applicable withholding taxes and without interest, with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payments from the Company and transmitting payments to the tendering stockholders.

In the event of proration, the Paying Agent will determine the proration factor and pay for those tendered shares of Common Stock accepted for payment as promptly as practicable after the Expiration Date. All shares of Common Stock tendered and not purchased, including all shares not purchased due to proration, will be credited at our expense to the registered holder’s book-entry account with the transfer agent or, for shares held through a DTC participant, to the account maintained with DTC by the participant who delivered the shares of Common Stock as promptly as practicable after the Expiration Date or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase shares of Common Stock pursuant to the Offer. See Section 6, “Conditions of the Offer”.

We will pay all stock transfer taxes, if any, payable on the transfer to the Company of shares of Common Stock purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares of Common Stock are to be registered in the name of, any person other than the registered holder, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Paying Agent.

6.                                      Conditions of the Offer

The Offer is not conditioned upon the receipt of financing or on a minimum number of shares of Common Stock being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares of Common Stock tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares of Common Stock tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by the Company to have occurred):

•                                          there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•                                          challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by the Company of some or all of the shares of Common Stock pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain damages in respect of the Offer;

•                                          seeks to make the purchase of, or payment for, some or all of the shares of Common Stock pursuant to the Offer illegal or may prohibit, restrict or delay our ability to accept for payment or pay for some or all of the shares of Common Stock;

•                                          otherwise, in our reasonable judgment, could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates; or

•                                          otherwise, in our reasonable judgment, could reasonably be expected to adversely affect us or any of our subsidiaries or affiliates or the value of our shares of Common Stock;

•                                          our acceptance for payment for, purchase of or payment for any shares of Common Stock tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•                                          any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or the Company or any of our subsidiaries by any court, other tribunal, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•                                          indicates that any approval, waiver or other action of any such court, other tribunal, agency, authority or body may be required in connection with the Offer or the purchase of shares of Common Stock thereunder and which has not been obtained or taken, as applicable;

•                                          is reasonably likely to make the purchase of, or payment for, some or all of the shares of Common Stock pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•                                          is reasonably likely to delay or restrict our ability, or render us unable, to accept for payment or pay for some or all the shares of Common Stock to be purchased pursuant to the Offer;

•                                          materially impairs, in our reasonable judgment, the contemplated benefits of the Offer to us;

•                                          seeks to impose limitations on our or our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, our affiliates’ right to vote their shares of Common Stock on all matters validly presented to our stockholders; or

•                                          otherwise could reasonably be expected to materially adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects or any of our subsidiaries or affiliates;

•                                          there shall have occurred any of the following:

•                                          any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of commercial banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency, authority or body on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by commercial banks or other lending institutions in the United States;

•                                          the commencement or escalation, on or after the date of this Offer to Purchase, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any other jurisdiction in which we or any of our subsidiaries maintains an office or conducts business;

•                                          any change, condition, event or development or any condition, event or development involving a prospective change, in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company and our subsidiaries, taken as a whole, on the value of or trading in the shares of Common Stock, on our ability to consummate the Offer or on the benefits of the Offer to the Company;

•                                          any change, condition, event or development (including any act of nature or man-made disaster), or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the Company and our subsidiaries, taken as a whole, on the value of or trading in the shares of Common Stock, on our ability to consummate the Offer or on the benefits of the Offer to the Company; or

•                                          in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•                                          any decrease or increase of more than 10% in the market price for the shares of Common Stock or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date, shall have occurred;

•                                          a tender or exchange offer for any or all of the outstanding shares of Common Stock (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed after the date of this Offer to Purchase or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction;

•                                          any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental or regulatory authority, agency or body or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to the Company in our reasonable judgment;

•                                          we shall have determined that the consummation of the Offer and the purchase of the shares of Common Stock pursuant to the Offer is likely, in our reasonable judgment, to cause the shares of Common Stock to be (1) held of record by less than 300 persons, (2) delisted from NASDAQ or (3) eligible for deregistration under the Exchange Act; or

•                                          we determine, in our reasonable judgment, that the consummation of the Offer or the purchase of shares of Common Stock from any stockholder could jeopardize our qualification and taxation as a REIT for U.S. federal income tax purposes.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by the Company, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date.

Once the Offer has expired, all of the conditions to the Offer must have been satisfied or waived. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by the Company concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determination is challenged by stockholders.

7.                                      Price Range of Shares of Common Stock; Distributions

On July 8, 2013, PMC Commercial Trust (“PMC Commercial”), the predecessor of the Company, entered into a merger agreement (the “Merger Agreement”) with CIM Urban REIT, LLC (“CIM REIT”), an affiliate of CIM Group, L.P. (“CIM Group”), and subsidiaries of the respective parties. See Section 9, “Certain Information Concerning the Company”. CIM REIT was the owner of CIM Urban Partners, L.P. (“CIM Urban”).  The Merger Agreement provided for the business combination of CIM REIT’s wholly-owned subsidiary, CIM Urban, and PMC Commercial. Commencing with the completion of the merger (“Merger”), on March 11, 2014, pursuant to the Merger Agreement, our shares of Common Stock have been traded on NASDAQ under the symbol “CMCT”. The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares of Common Stock as reported on NASDAQ and the regular quarterly dividends per share declared by us for each such period.

Quarter Ended	High	Low	Regular Quarterly Dividends Per Share
March 31, 2016	$18.99	$15.14	$0.21875

December 31, 2015	$21.27	$14.72	$0.21875

September 30, 2015	$21.55	$14.31	$0.21875

June 30, 2015	$19.45	$16.90	$0.21875

March 31, 2015	$18.86	$14.50	$0.21875

December 31, 2014	$24.70	$14.79	$0.21875

September 30, 2014	$23.49	$14.71	$0.21875

June 30, 2014(1)	$23.50	$21.45	$0.23890

March 31, 2014(1)(2)(3)	$24.25	$17.03	$0.19854

(1)         The regular quarterly dividend per share amounts do not include PMC Commercial’s pre-Merger dividends or the special dividend paid to PMC Commercial’s pre-Merger stockholders; however, these amounts do include the dividends paid on the shares of preferred stock issued to Urban II in the Merger on an as converted basis.

(2)         The special dividend to PMC Commercial’s pre-Merger stockholders was in the amount of $27.975 per share of common stock (which includes the $27.50 per share of common stock special dividend plus $0.475 pro rata portion of PMC Commercial’s regular quarterly cash dividend). Consistent with stock exchange policy for extraordinary dividends, our Common Stock continued to be quoted from the time of the Merger without giving effect to the special dividend through the dividend payment date, after which the shares were traded on an ex-dividend basis. As a result of this policy, purchasers of our Common Stock after the record date (the date of the Merger) and prior to the “ex” date were entitled to receive a redeemable “due bill” equal in value to the special dividend. For purposes of determining the high and low prices of our Common Stock, we have reduced the quoted market price by the amount of the due bill from the Merger date until the ex-dividend date.

(3)         The quoted high and low price is for the period from March 11, 2014 until March 31, 2014. Dividend amount for the first quarter of 2014 through March 11, 2014 represents distributions by CIM Urban in respect of its limited partnership interests. These amounts have been converted to per common share amounts based on the number of our shares of common stock issued to Urban II in the Merger and issued to Urban II upon conversion of the preferred shares issued to Urban II in the Merger.

The holders of shares of Common Stock are entitled to receive dividends when and as declared by the Board of Directors. Shares of Common Stock purchased in the Offer will no longer be eligible for receipt of future distributions. The Company expressly reserves the right to increase its quarterly distributions and pay special distributions in cash or in kind.

8.                                      Source and Amount of Funds

If the Offer is fully subscribed, we expect the aggregate Purchase Price for the shares of Common Stock in the Offer, together with all related fees and expenses, to be approximately $210.2 million.

We intend to fund the Purchase Price for shares of Common Stock accepted for payment pursuant to the Offer, and related fees and expenses, from available cash and borrowings under our unsecured credit facility. We had approximately $74 million of available cash and approximately $450 million available under the unsecured credit facility as of May 10, 2016. The Offer is not subject to a financing contingency. The description of the credit facility set forth in the Company’s Annual Report for the fiscal year ended December 31, 2015 on Form 10-K filed with the SEC on March 15, 2016 is incorporated by reference into this Offer to Purchase.

9.                                      Certain Information Concerning the Company

We are a Maryland corporation and REIT. Our principal business is to invest in, own, and operate Class A and creative office investments in vibrant and improving urban communities throughout the United States. We are managed by affiliates of CIM Group. Our wholly-owned subsidiary, CIM Urban, is party to an Investment Management Agreement with CIM Investment Advisors, LLC, an affiliate of CIM Group, pursuant to which CIM Investment Advisors, LLC provides investment advisory services to CIM Urban. In addition, we are party to a Master Services Agreement with CIM Service Provider, LLC (the “Manager”), an affiliate of CIM Group, pursuant to which the Manager provides or arranges for other service providers to provide management and administration services to us. CIM Group is a vertically-integrated, full-service investment manager with multi-disciplinary expertise and in-house research, acquisition, investment, development, finance, leasing, and management capabilities. Please see footnote 3 to the directors and executive officers beneficial ownership table in Section 10, “Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares of Common Stock” for information regarding the controlling persons of CIM Group. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; and New York, New York.

The following table sets forth our directors and executive officers:

Name	Position
Charles E. Garner II	Chief Executive Officer (Principal Executive Officer)

David Thompson	Chief Financial Officer (Principal Financial Officer
and Principal Accounting Officer)

Jan F. Salit	President and Secretary

Douglas Bech	Director

Robert Cresci	Director

Kelly Eppich	Director

Frank Golay, Jr.	Director

Shaul Kuba	Director

Richard Ressler	Director

Avraham Shemesh	Director

The business address of Messrs. Garner, Salit, Bech, Cresci and Golay is c/o CIM Commercial Trust Corporation, 17950 Preston Road, Suite 600, Dallas, Texas 75252. The business address of Messrs. Thompson, Ressler, Shemesh, Kuba and Eppich is c/o CIM Group, 4700 Wilshire Boulevard, Los Angeles, California 90010.

As of March 31, 2016, our real estate portfolio consisted of (i) 20 office properties comprised of approximately 5.5 million rentable square feet, (ii) five multifamily properties comprised of 930 units, (iii) two hotels comprised of 908 rooms, (iv) three parking garages, two of which have street level retail space, and (v) two development sites, one of which is being used as a parking lot.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, incentive compensation granted to them, the principal holders of our securities and any material interest of these persons in transactions with the Company is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of the Company’s website located at www.cimcommercial.com.

Incorporation by Reference. The rules of the SEC allow the Company to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about the Company and we incorporate them by reference:

•                                          Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed on March 15, 2016;

•                                          Definitive Proxy Statement on Schedule 14A, as filed on April 11, 2016; and

•                                          Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, as filed on May 10, 2016.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You may request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone numbers set forth on the back cover page of this Offer to Purchase.

10.                               Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares of Common Stock

Shares of Common Stock Outstanding. As of May 10, 2016, there were 97,676,197 shares of Common Stock issued and outstanding. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed, we will have 87,676,197 shares of Common Stock outstanding immediately following the purchase of shares of Common Stock tendered in the Offer (based on the number of shares of Common Stock outstanding as of May 10, 2016). The actual number of shares of Common Stock outstanding immediately following completion of the Offer will depend on the number of shares of Common Stock tendered and purchased in the Offer. See Section 2, “Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals”.

Interests of Directors and Executive Officers. As of May 10, 2016, our directors and executive officers as a group (10 persons) beneficially owned an aggregate of 95,950,248 shares of Common Stock, representing approximately 98.2% of our issued and outstanding shares of Common Stock, which includes shares held by Urban II as described below. None of our directors or executive officers intend to tender any of the shares of Common Stock held directly by them in the Offer. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company,  sell their shares of Common Stock from time to time at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer.

The following table sets forth the aggregate number of shares of Common Stock that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current directors and named executive officers, and by all directors and executive officers as a group, as of May 10, 2016. For purposes of the following table, and in accordance with SEC rules, shares of Common Stock are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own shares of Common Stock that he, she or it has the right to acquire within 60 days after May 16, 2016, in accordance with Rule 13d-3 promulgated under the Exchange Act.

Directors and Executive Officers

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of Class
Charles E. Garner II	9,749		*
Jan F. Salit	52,601	(2)	*
David Thompson	—		—
Richard Ressler	95,824,483	(3)	98.1%
Avi Shemesh	95,809,497	(3)	98.1%
Shaul Kuba	95,809,497	(3)	98.1%
Kelly Eppich	5,133		*
Douglas Bech	12,392	(4)	*
Robert Cresci	7,392	(4)	*
Frank Golay, Jr.	7,392	(4)	*
Directors and Executive Officers as a group (10 persons)	95,950,248		98.2%

* Less than 1%.

(1)                                 The business address of Messrs. Garner, Salit, Bech, Cresci and Golay, for the purposes hereof, is c/o CIM Commercial Trust Corporation, 17950 Preston Road, Suite 600, Dallas, Texas 75252. The business address of Messrs. Thompson, Ressler, Shemesh, Kuba and Eppich, for the purposes hereof, is c/o CIM Group, 4700 Wilshire Boulevard, Los Angeles, California 90010.

(2)                                 Mr. Salit has sole voting and investment power over these shares, which include 122 shares held in an IRA. Includes 667 restricted stock awards owned by Mr. Salit.

(3)                                 Messrs. Ressler, Shemesh and Kuba may be deemed to beneficially own 95,440,000 shares by virtue of their position as the control persons of CIM Holdings, Inc., which is the sole managing member of CIM Group, which is the sole manager of CIM Urban Partners GP, LLC, which is the sole managing member of Urban II, that has the power to vote and dispose of such shares. Messrs. Ressler, Shemesh and Kuba may also be deemed to beneficially own 353,944 shares by virtue of their position as the control persons of the Manager that has the power to vote and dispose of such shares. Messrs. Ressler, Shemesh and Kuba have shared voting and investment power over all of these shares. Each of Messrs. Ressler, Shemesh and Kuba disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest therein.

(4)                                 Includes 3,392 unvested shares of Common Stock, granted to each of Messrs. Beck, Cresci and Golay on May 4, 2016, which shares will vest one year from the date of grant.

Beneficial Owners of More than 5% of Common Stock

The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock based on filings with the SEC as of May 10, 2016 by each person known by us to own beneficially more than 5% of shares of Common Stock. We expect that Urban II, an affiliate of the Company and holder of 97.7% of the shares of Common Stock, will tender all of its holdings in the Offer.  Any Tender by Urban II will correspondingly reduce the beneficial ownership of our Common Stock by Richard Ressler, Avi Shemesh and Shaul Kuba.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Urban Partners II, LLC	95,440,000	97.7%
c/o CIM Group 4700 Wilshire Boulevard Los Angeles, California 90010
Richard Ressler(1)	95,824,483	98.1%
Avi Shemesh(1)	95,809,497	98.1%
Shaul Kuba(1)	95,809,497	98.1%

(1)                                 The business address of Messrs. Ressler, Shemesh and Kuba, for the purposes hereof, is c/o CIM Group, 4700 Wilshire Boulevard, Los Angeles, California 90010. Messrs. Ressler, Shemesh and Kuba may be deemed to beneficially own 95,440,000 shares by virtue of their position as the control persons of CIM Holdings, Inc., which is the sole managing member of CIM Group, which is the sole manager of CIM Urban Partners GP, LLC, which is the sole managing member of Urban II, that has the power to vote and dispose of such shares. Messrs. Ressler, Shemesh and Kuba may also be deemed to beneficially own 353,944 shares by virtue of their position as the control persons of the Manager that has the power to vote and dispose of such shares. Messrs. Ressler, Shemesh and Kuba have shared voting and investment power over all of these shares. Each of Messrs. Ressler, Shemesh and Kuba disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest therein.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of Common Stock during the 60 days prior to May 16, 2016, except for (i) grants of restricted shares of Common Stock pursuant to the Company’s 2015 Equity Incentive Plan, which permits the grant of restricted shares to our non-employee Board of Directors and employees for up to 400,000 shares of Common Stock (the “2015 Equity Incentive Plan”), (ii) the Preferred Offering and (iii) purchases of shares of Common Stock up to an aggregate of $5,000,000 under the plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, entered into by five officers, directors and family trusts of directors of the Company (the “10b5 Plans”).

Stock-Based Compensation Plans; Other Interests. None of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations, except as described in this Offer to Purchase or the Schedule TO or any documents incorporated by reference into this Offer to Purchase or the Schedule TO, including the following:

•                                          the 2015 Equity Incentive Plan; and

•                                          the 2005 Equity Incentive Plan.

The foregoing description of agreements and arrangements involving shares of Common Stock are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC. Pursuant to Rule 13e-4(f)(6) of the Exchange Act, the 10b5-1 Plans have been terminated prior to the commencement of the Offer.

11.                               Effects of the Offer on the Market for Shares of Common Stock; Registration under the Exchange Act

Our purchase of shares of Common Stock pursuant to the Offer will reduce our “public float” (the number of shares of Common Stock owned by non-affiliated stockholders and available for trading in the securities markets), and may reduce the number of our stockholders. As a result, trading of a relatively small volume of the shares of Common Stock after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares of Common Stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for shares of Common Stock. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares of Common Stock pursuant to the Offer will cause the remaining outstanding shares of Common Stock to be delisted from NASDAQ. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of shares of Common Stock pursuant to the Offer is not likely, in our reasonable judgment, to cause the shares of Common Stock to be (1) held of record by less than 300 persons, (2) delisted from NASDAQ or (3) deregistered under the Exchange Act. See Section 6, “Conditions of the Offer”.

The shares of Common Stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares of Common Stock pursuant to the terms of the Offer will not result in the shares of Common Stock being deregistered under the Exchange Act.

12.                               Certain Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares of Common Stock as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares of Common Stock as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares of Common Stock tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for shares of Common Stock are subject to the satisfaction of certain conditions. See Section 6, “Conditions of the Offer”.

13.                               Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences relating to the Offer to stockholders whose shares of Common Stock are validly tendered and accepted for payment pursuant to the Offer. For purposes of this section, stockholders refers to the beneficial owners of Common Stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those described below. We have not sought, nor will we seek, any ruling from the IRS, or any other tax authority, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary addresses only shares of Common Stock that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, regulated investment companies, certain expatriates, “U.S. holders” (as defined below) whose functional currency is other than the U.S. dollar, persons subject to the alternative minimum tax, persons that hold shares of Common Stock as a position in a “straddle” or as a part of a “hedging”, “conversion”, “constructive sale” or integrated transaction for U.S. federal income tax purposes, persons that received their shares through the exercise of employee stock options or otherwise as compensation, or persons that purchase or sell shares as part of a wash sale for U.S. federal income tax purposes. This summary also does not address the state, local or foreign tax consequences of participating in the Offer. This summary assumes that the Company is and will remain a REIT for U.S. federal income tax purposes for its taxable year which includes each exchange of shares of Common Stock pursuant to the Offer.

If a partnership holds shares of Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the tax treatment of the partnership. Partners of partnerships holding shares of Common Stock should consult their tax advisors.

U.S. Holders

For purposes of this discussion, a “U.S. holder” means:

•                                          a citizen or resident of the United States;

•                                          a domestic corporation;

•                                          an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•                                          a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds shares of Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the tax treatment of the partnership. Partners of partnerships holding shares of Common Stock should consult their tax advisors.

Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of participating or not participating in the Offer in light of their particular circumstances.

Characterization of the Purchase. The purchase of shares of Common Stock by the Company in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder’s particular circumstances, be treated either as having sold the U.S. holder’s shares of Common Stock or as having received a distribution in respect of shares of Common Stock from the Company.

Under Section 302 of the Code, a U.S. holder whose shares of Common Stock are purchased by the Company in the Offer will be treated as having sold its shares of Common Stock, and thus will recognize capital gain or loss if the purchase:

•                                          results in a “complete termination” of the U.S. holder’s equity interest in the Company;

•                                          results in a “substantially disproportionate” redemption with respect to the U.S. holder; or

•                                          is “not essentially equivalent to a dividend” with respect to the U.S. holder.

Each of these tests, referred to as the “Section 302 tests”, is explained in more detail below.

If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if it sold its shares of Common Stock to the Company and will recognize capital gain or loss equal to the difference between the amount of cash received in the Offer and the U.S. holder’s adjusted tax basis in the shares of Common Stock surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of Common Stock that were sold exceeds one year as of the date of purchase by the Company in the Offer. Specified limitations may apply to the deductibility of capital losses by U.S. holders. In addition, any loss upon an exchange of shares of Common Stock for cash in the Offer by a U.S. holder that has held such shares of Common Stock for six months or less, after applying holding period rules, generally will be treated as a long-term capital loss to the extent of distributions received from the Company that were required to be treated by the U.S. holder as long-term capital gain. Any such gain or loss will generally be U.S. source gain or loss (for U.S. foreign tax credit purposes). Gain or loss must be determined separately for each block of shares of Common Stock (generally, shares of Common Stock acquired at the same cost in a single transaction) that is purchased by the Company from a U.S. holder in the Offer. A U.S. holder may be able to designate, generally through its broker, which blocks of shares of Common Stock it wishes to tender in the Offer if less than all of its shares of Common Stock are tendered in the Offer, and the order in which different blocks will be purchased by the Company in the event of proration in the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

If a U.S. holder does not satisfy any of the Section 302 tests explained below, the purchase of a U.S. holder’s shares of Common Stock by the Company in the Offer will not be treated as a sale or exchange under Section 302 of the Code. Instead, the purchase of the U.S. holder’s shares of Common Stock by the Company in the Offer will be treated as a dividend to the U.S. holder with respect to its shares of Common Stock under Section 301 of the Code, to the extent of the U.S. holder’s ratable share of our current and accumulated earnings and profits (within the meaning of the Code). Such a dividend would be includible in the U.S. holder’s gross income without reduction for the tax basis of the shares of Common Stock sold, and no current loss would be recognized. Noncorporate U.S. holders will generally not be entitled to the preferential tax rate applicable to certain types of dividends (qualified dividend income) except with respect to the portion of any distribution that represents income from dividends we received from a corporation (but only if such dividends would be eligible for the preferential rate on dividends if paid by the corporation to its individual stockholders) or if such dividends are attributable to income upon which we have paid corporate income tax, provided that such distribution is so designated and provided further that certain holding period and other requirements are satisfied at both the Company and stockholder level. Noncorporate U.S. holders should consult their own tax advisors to determine the applicable tax rates for dividends received from the Company. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. holders that are corporations. To the extent the amount received by a U.S. holder with respect to the purchase of its shares of Common Stock by the Company in the Offer exceeds the U.S. holder’s ratable share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the U.S. holder’s adjusted tax basis (but not below zero) in its shares of Common Stock and any remainder will be treated as capital gain from the sale of the shares of Common Stock (which may be long-term capital gain as described above). To the extent that a purchase of a U.S. holder’s shares of Common Stock by the Company in the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder’s remaining adjusted tax basis (after adjustment as described in the previous sentence) in the purchased shares will be added to any shares retained by the U.S. holder, subject to certain adjustments in the case of a corporate U.S. holder; however, where the remaining shares owned consist of more than one class (e.g., common and preferred shares), it is unclear how to allocate such tax basis among the remaining shares. If a U.S. holder owns no other shares of the Company’s stock, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely. To the extent that the purchase of a U.S. holder’s shares of Common Stock by the Company in the Offer is treated as a dividend and to the extent that we properly designated all or part of such dividend as a capital gain dividend, such part of the dividend will be taxable to the U.S. holder as gain from the sale of a capital asset held for more than one year, to the extent that it does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held such shares. Thus, with certain limitations, capital gain dividends received by an individual U.S. holder may be eligible for preferential rates of taxation.

Notwithstanding the foregoing, the IRS has proposed Treasury regulations that would require the basis reduction associated with a repurchase (such as pursuant to the Offer) that is treated as a distribution (rather than a redemption) to be applied on a “share-by-share” basis, which could result in taxable income with respect to some shares of Common Stock sold by a U.S. holder pursuant to the Offer, even though the U.S. holder’s aggregate basis for such shares would be sufficient to absorb the portion of the distribution that is not treated as being made out of our current and accumulated earnings and profits. In addition, these proposed Treasury regulations would not permit the transfer of basis in the shares of Common Stock purchased by the Company in the Offer to be shifted to other shares of Common Stock held (directly or indirectly) by the exchanging holder. Instead, the unrecovered basis in such shares of Common Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when, and in what particular form such proposed Treasury regulations will ultimately be finalized, and whether any such final regulations would apply to an exchange of shares pursuant to the Offer.

Constructive Ownership of shares of Common Stock and Other Issues. In applying each of the Section 302 tests explained below, U.S. holders must take into account not only shares of Common Stock that they actually own but also shares of Company stock they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any shares of Company stock that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares of Company stock that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether their sale of shares of Common Stock in the Offer qualifies for sale or exchange treatment in their particular circumstances.

U.S. holders should be aware that an acquisition or disposition of shares of Company stock (including by persons whose ownership of outstanding shares of Company stock is attributed to a U.S. holder pursuant to the constructive ownership rules described above) as part of a plan that includes the U.S. holder’s tender of shares of Common Stock pursuant to the Offer should be taken into account in determining whether any of the Section 302 tests are satisfied. For example, if a U.S. holder sells shares of Common Stock (including sales by persons whose ownership of outstanding shares of Company stock is attributed to the U.S. holder pursuant to the constructive ownership rules described above) to persons other than the Company at or about the time the U.S. holder also sells shares of Common Stock pursuant to the Offer, and the various sales effected by the U.S. holder are part of an overall plan to reduce or terminate the U.S. holder’s proportionate interest in the Company, then the sales to persons other than the Company may, for U.S. federal income tax purposes, be integrated with the U.S. holder’s sale of shares of Common Stock pursuant to the Offer and, if integrated, should be taken into account in determining whether the U.S. holder satisfies any of the Section 302 tests with respect to shares of Common Stock sold by the U.S. holder to the Company in the Offer.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause the Company to accept fewer shares of Common Stock than are tendered. This in turn may affect the U.S. holder’s U.S. federal income tax consequences. In particular, this could affect the U.S. holder’s ability to satisfy one of the Section 302 tests described below. In any event, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of shares of Common Stock pursuant to the Offer will be treated as a sale or exchange or as a dividend distribution in respect of shares of Common Stock from the Company.

Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares of Common Stock by the Company in the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•                                          Complete Termination Test. The purchase of a U.S. holder’s shares of Common Stock by the Company in the Offer will result in a “complete termination” of the U.S. holder’s equity interest in the Company if all of the shares of Company stock that are actually owned by the U.S. holder are sold in the Offer and all of the shares of Company stock that are constructively owned by the U.S. holder, if any, are sold in the Offer or, with respect to shares of Company stock owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code and the Treasury regulations promulgated thereunder, attribution of shares of Company stock that otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

•                                          Substantially Disproportionate Test. The purchase of a U.S. holder’s shares of Common Stock by the Company in the Offer will result in a “substantially disproportionate” redemption with respect to the U.S. holder if, among other things, the percentage of the then outstanding Common Stock actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of the Common Stock actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all shares of Common Stock purchased in the Offer) and immediately following the exchange the U.S. holder actually and constructively owns less than 50% of the total combined voting power of all classes of voting shares of the Company.

•                                          Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. holder’s shares of Common Stock by the Company in the Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. holder’s proportionate interest in the Company as a result of the purchase constitutes a “meaningful reduction” given the U.S. holder’s particular circumstances. Whether the receipt of cash by a stockholder who sells shares of Common Stock in the Offer will be “not essentially equivalent to a dividend” is independent of whether or not we have current or accumulated earnings and profits and will depend upon the stockholder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and that exercises no control over corporate affairs should constitute a “meaningful reduction”. U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances. U.S. holders should note, however, that because other holders may exchange a greater percentage of their shares of Common Stock pursuant to the Offer than a particular U.S. holder, the interest in the Company of a U.S. holder may increase immediately following the Offer even if both that U.S. holder exchanges shares of Common Stock for cash pursuant to the Offer and neither it nor any person whose ownership of shares of Common Stock of the Company is attributed to such U.S. holder pursuant to the constructive ownership rules described above acquires any other shares of stock of the Company.

The application of Section 302 of the Code is complex. U.S. holders intending to rely on any of the tests described above should consult their tax advisors to determine the application of these rules in their particular circumstances.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes its net gains or dividend income recognized upon a sale of shares of Common Stock pursuant to the Offer, unless such net gains or dividend income are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains and income in respect of a sale of shares of Common Stock pursuant to the Offer.

Non-U.S. Holders

The following general discussion applies to stockholders that are “non-U.S. holders”. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•                                          non-resident alien individual;

•                                          foreign corporation; or

•                                          an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from shares of Common Stock.

The U.S. federal income tax treatment of our purchase of shares of Common Stock from a non-U.S. holder pursuant to the Offer will depend on whether the non-U.S. holder is treated, based on the non-U.S. holder’s particular circumstances, as having sold the tendered shares of Common Stock or as having received a distribution in respect of the non-U.S. holder’s shares of Common Stock. The appropriate treatment of our purchase of shares of Common Stock from a non-U.S. holder will be determined in the manner described above. See “—Section 302 Tests”.

We believe that we are, and we expect to be as of the time we purchase shares of Common Stock pursuant to the Offer, a domestically controlled REIT (generally, a REIT in which, at all times during a specified testing period, less than 50% in value of its shares of capital stock are held directly or indirectly by non-U.S. persons), and, therefore, we expect that taxation under the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA, generally will not apply to our purchase of shares of Common Stock from a non-U.S. holder (if treated as a sale or exchange of such shares), and the rest of this section assumes that will be the case. If the purchase of shares of Common Stock by the Company in the Offer is characterized as a sale or exchange (as opposed to a dividend) with respect to a non-U.S. holder, the non-U.S. holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain realized on the disposition of shares of Common Stock in the Offer unless:

•                                          the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

•                                          the non-U.S. holder is an individual that was present in the U.S. for 183 days or more during the taxable year of the disposition and certain other conditions exist.

An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer.

If a non-U.S. holder does not satisfy any of the Section 302 tests explained above, the full amount received by the non-U.S. holder with respect to our purchase of shares of Common Stock in the Offer will be treated as a distribution to the non-U.S. holder with respect to the non-U.S. holder’s shares of Common Stock. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as capital gain from the sale of shares of Common Stock will be determined in the manner described above. See “Characterization of the Purchase”.

To the extent that amounts received by a non-U.S. holder with respect to our purchase of shares of Common Stock in the Offer are treated as a dividend, the applicable withholding agent will be required to withhold U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided the applicable withholding agent has received proper certification of the application of such income tax treaty. Notwithstanding the above, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests (as defined under the Code) will be subject to U.S. federal income tax withholding at a rate of 35%, unless (i) our shares of Common Stock are “regularly traded” on an established securities market located in the United States (as defined by applicable Treasury regulations), and (ii) the non-U.S. holder has owned (directly and constructively) not more than 10% of the Common Stock at any time during the one-year period ending on the date of the distribution (in this case, the date of the exchange pursuant to the Offer). We expect that upon the completion of the Offer our shares of Common Stock will be regularly traded on an established securities market in the United States but no assurance can be given in this regard. If our shares of Common Stock are not, at the time of an exchange pursuant to the Offer, regularly traded on an established securities market in the United States, any portion of a distribution on shares of Common Stock that is deemed to be attributable to our sale of United States real property interests will be subject to withholding tax of 35% under FIRPTA. The applicable withholding agent is also required to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. holder, withholding does not apply to the distribution under FIRPTA. Rather, the applicable withholding agent must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. Special rules apply if a non-U.S. holder’s shares of Common Stock are used, or held for use, by the non-U.S. holder in the conduct of a U.S. trade or business. Such a non-U.S. holder should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer.

For withholding purposes, we expect to treat each exchange of shares of Common Stock for cash pursuant to the Offer by a non-U.S. holder as being a distribution for U.S. federal income tax purposes (and not an exchange) that is made out of our current or accumulated earnings and profits and that is not attributable to the sale of United States real property interests. As a result, the applicable withholding agent will withhold tax at a 30% rate on payments to non-U.S. holders, or such lower rate as may be specified by an applicable income tax treaty, provided the applicable withholding agent has received proper certification of the application of such income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is able to satisfy one of the Section 302 tests or is eligible for a reduced rate of U.S. federal withholding tax under an applicable income tax treaty or otherwise may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Backup withholding generally will not apply to amounts subject to the withholding described in this paragraph.

Backup Withholding. See Section 3, “Procedures for Tendering Shares of Common Stock,” with respect to the application of backup U.S. federal income tax withholding.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

14.                               Extension of the Offer; Termination; Amendment

Subject to applicable law and any rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any of the events set forth in Section 6, “Conditions of the Offer”, shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares of Common Stock by giving oral or written notice of such extension to the Depositary and Paying Agent and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment, and not pay for, any shares of Common Stock not theretofore accepted for payment or paid for or, subject to applicable law, postpone payment for shares of Common Stock, if any of the conditions specified in Section 6, “Conditions of the Offer”, are not satisfied or waived prior to the Expiration Date, by giving oral or written notice of such termination or postponement to the Depositary and Paying Agent and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares of Common Stock that we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) promulgated under the Exchange Act, which require that we must pay the consideration offered or return the shares of Common Stock tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of shares of Common Stock being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled expiration date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by issuing a press release.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•                                          we increase or decrease the price to be paid for shares of Common Stock;

•                                          we increase or decrease the number of shares of Common Stock sought in the Offer; and

•                                          the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, “Extension of the Offer; Termination; Amendment”,

then the Offer will be extended until the expiration of the period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

In accordance with the rules of the SEC, we may increase the number of shares of Common Stock accepted for payment in the Offer by up to 2% of the outstanding shares of Common Stock without amending or extending the Offer.

15.                               Fees and Expenses

We have retained American Stock Transfer & Trust Company, LLC to act as the Depositary and Paying Agent in connection with the Offer. In its role as Depositary, it will receive Letters of Transmittal, Notices of Guaranteed Delivery, notices of withdrawal and be responsible for receiving tenders through DTC’s ATOP system. In its role as Paying Agent, it will be responsible for determining the proration factor, if any, and making payment for all shares of Common Stock purchased by the Company in the Offer. American Stock Transfer & Trust Company, LLC will receive reasonable and customary compensation for its services, will be reimbursed by the Company for out-of-pocket and extraordinary expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer.

We have retained D.F. King & Co., Inc., to act as the Information Agent in connection with the Offer. In its role as Information Agent, it may contact stockholders by mail, telephone, facsimile and e-mail and may request stockholders, brokers, dealers, banks, and agents  to forward materials relating to the Offer to beneficial holders. It will also provide information regarding the Offer to those persons that contact it. D.F. King & Co., Inc. will receive reasonable and customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Paying Agent, the Depositary and the Information Agent as described above) for soliciting tenders of shares of Common Stock pursuant to the Offer. Stockholders holding shares of Common Stock through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such entities to determine whether transaction costs may apply if stockholders tender shares of Common Stock through them and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares of Common Stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent, or the agent of the Paying Agent, the Depositary or the Information Agent for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares of Common Stock, except as otherwise provided in Section 5 hereof. See Section 5, “Purchase of Shares of Common Stock and Payment of Purchase Price”.

16.                               Summary Financial Information

Financial Information. We have presented below a summary of our consolidated financial data. The summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2015 and 2014 and the selected consolidated balance sheet data as of December 31, 2015 and 2014 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The selected consolidated statements of operations data for the fiscal quarters ended March 31, 2016 and 2015 and the selected consolidated balance sheet data as of March 31, 2016 and 2015 are derived from our unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and 2015. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period. See Section 9, “Certain Information Concerning the Company”, for information on how you can obtain copies of our SEC filings.

Selected Summary Consolidated Statement of Operations and Balance Sheet Data

(In thousands, except per share data)

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014
Statement of Operations Data:
Total revenues	$66,390	$67,239	$268,427	$256,153
Total expenses	65,575	67,469	267,395	249,111
Bargain purchase gain	—	—	—	4,918
Gain on sale of real estate	24,739	—	3,092	—
Income (loss) from continuing operations	25,554	(230)	4,124	11,960
Income from discontinued operations	1,429	2,962	20,279	12,638
Net income	26,983	2,732	24,403	24,598
Net income attributable to noncontrolling interests	(3)	—	(11)	(220)
Net income attributable to stockholders	$26,980	$2,732	$24,392	$24,378
Basic and diluted income per share
Continuing operations	$0.26	$0.00	$0.04	$0.12
Discontinued operations	$0.02	$0.03	$0.21	$0.13
Net income	$0.28	$0.03	$0.25	$0.25
Weighted average shares of common stock outstanding
Basic	97,662	97,582	97,588	97,173
Diluted	97,662	97,582	97,588	97,176

	March 31,	March 31,		December 31,	December 31,
	2016	2015		2015	2014

Balance Sheet Data:
Total assets	$2,106,209	$2,100,636	(1)	$2,092,060	$2,088,902	(1)
Debt	656,498	636,732	(1)	656,835	602,934	(1)
Equity	1,295,072	1,341,646		1,297,347	1,359,816

(1)           Deferred loan costs of $5,086,000 and $5,780,000 at March 31, 2015 and December 31, 2014, respectively, which were included in total assets in our previously issued financial statements, are reclassified to debt as a result of implementing Accounting Standards Update No. 2015-03: Simplifying the Presentation of Debt Issuance Costs.

The book value per share of Common Stock as of March 31, 2016 was $13.26.

Funds from Operations (“FFO”). We believe that FFO is a widely recognized and appropriate measure of the performance of a REIT and that it is frequently used by security analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate, real estate depreciation and amortization (other than amortization of deferred financing costs), and adjustments for non-controlling interests. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).

Like any metric, FFO should not be used as the only measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our real estate properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our operating results. Other REITs may not calculate FFO in accordance with the standards established by the NAREIT; accordingly, our FFO may not be comparable to those other REITs’ FFO. Therefore, FFO should be considered only as a supplement to net income as a measure of our performance and should not be used as a supplement to or substitute measure for cash flow from operating activities computed in accordance with GAAP. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.

The following table sets forth a reconciliation of net income to FFO (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014

Net income attributable to stockholders	$26,980	$2,732	$24,392	$24,378
Depreciation and amortization	18,058	19,128	72,361	69,047
Gain on sale of depreciable assets	(24,739)	-	(3,092)	-
Net income attributable to noncontrolling interests	3	-	11	220

FFO	$20,302	$21,860	$93,672	$93,645

17.                               Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares of Common Stock pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, stockholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9, “Certain Information Concerning the Company”, with respect to information concerning the Company.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares of Common Stock in the Offer. You should rely only on the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal or in the other documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information in or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries since the date hereof. We have not authorized anyone to provide you with information in connection with the Offer other than the information in this Offer to Purchase or the related Letter of Transmittal. If anyone makes any recommendation or gives any information, you must not rely upon that recommendation or information as having been authorized by the Company, the Paying Agent, the Depositary or the Information Agent.

CIM Commercial Trust Corporation

May 16, 2016

The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary and Paying Agent for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail:	If delivering by hand, express mail, courier or any other expedited service:
American Stock Transfer & Trust Company, LLC
Operations Center	American Stock Transfer & Trust Company, LLC
Attn: Reorganization Department	Operations Center
P.O. Box 2042	Attn: Reorganization Department
New York, New York 10272-2042	6201 15th Avenue
Brooklyn, New York 11219
Phone: Toll-free (877) 248-6417
(718) 921-8317

Facsimile (for withdrawals only): (718) 234-5001

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee and/or financial advisor for assistance concerning the Offer.

You may request copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders copies of these materials at the Company’s expense.

The Information Agent for the Offer is:

D.F. King

D.F. King & Co., Inc.

48 Wall Street , 22nd Floor

New York, New York 10005

Email: infoagent@dfking.com

Stockholders may call toll free: (866) 406-2283

Banks and Brokers may call: (212) 493-3918